UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2017

Town Sports International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36803	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Executive Boulevard, Elmsford, New York		10523
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 246-6700

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required herein is incorporated by reference to Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2017, the Board of Directors of Town Sports International Holdings, Inc. (the “Company”) approved the appointment of Stuart M. Steinberg as General Counsel of the Company, effective as of May 1, 2017. Mr. Steinberg, age 60, has been providing advisory legal services to the Company as an outside consultant since February 2016, through his law firm Stuart M. Steinberg P.C. (the “Firm”).

Mr. Steinberg has been the sole stockholder of the Firm since 2014. Prior to that he was the majority stockholder of Steinberg Fineo Berger & Fischoff P.C, where Mr. Steinberg and his firm served as general counsel to Sbarro, LLC for 15 years, as well as various other companies located throughout the New York metropolitan area. Mr. Steinberg has extensive experience in serving as a general counsel, and specifically with regard to commercial lease negotiations, all facets of corporate representation, employment law and litigation. Mr. Steinberg received his law degree from Pace University in 1982, and is licensed to practice law in the State of New York. Mr. Steinberg has served on the Board of Directors of Sheralven Enterprises Ltd. since January 2014.

In connection with Mr. Steinberg’s appointment as General Counsel of the Company, Town Sports International, LLC, a subsidiary of the Company, and Mr. Steinberg entered into a Letter Agreement, effective as of May 1, 2017 (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Steinberg will earn an annual base salary of $280,000 and be eligible for an annual bonus as determined by the sole and absolute discretion of the Company, based upon the Company’s financial results, individual performance and the year over year savings of legal fees incurred by the Company. Mr. Steinberg will also be able to participate in the benefit programs generally available to the Company’s executives. Mr. Steinberg’s employment has no specified term and will be on an at-will basis, whereby his employment can be terminated for any reason upon thirty days written notice.

Furthermore, the Company and the Firm previously entered into an Engagement Letter Agreement dated as of February 4, 2016, and as amended and restated effective as of May 1, 2017 (the “Engagement Letter”), pursuant to which the Company engaged the Firm to provide general legal services requested by the Company, including, but not limited to, legal research, factual investigation, the review and preparation of real estate documents, the review and negotiation of contracts, the review and handling of employment matters, litigation management and such other legal services requested by the Company to support the Company’s General Counsel Office. The Agreement provides for a monthly retainer fee payable to the Firm in the amount of $21,250. The term of the Engagement Letter will be on a month-to-month basis, renewing automatically for successive one month periods, unless earlier terminated in accordance with the terms of the Letter Agreement. The Company will also reimburse the Firm for any expenses incurred in connection with the Firm’s services to the Company. Either the Company or the Firm may terminate the Agreement at any time by providing 30 days written notice to the other party.

The foregoing summary description of the Letter Agreement and Engagement Letter are qualified in their entirety by reference to the full text of the Letter Agreement and Engagement Letter, copies of which are attached to this report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Town Sports International, LLC and Stuart M. Steinberg.
10.2	Amended and Restated Engagement Letter Agreement between Town Sports International Holdings, Inc. and Stuart M. Steinberg P.C.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2017	Town Sports International Holdings, Inc.

	By:	/s/ Carolyn Spatafora
Carolyn Spatafora
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between Town Sports International, LLC and Stuart M. Steinberg.
10.2	Amended and Restated Engagement Letter Agreement between Town Sports International Holdings, Inc. and Stuart M. Steinberg P.C.